Exhibit 21.01

SUBSIDIARIES OF KEYNOTE SYSTEMS, INC.

Velogic, Inc., a California corporation

Big Red Acquisition Corporation, a Delaware corporation

Envision Acquisition Corporation, a Delaware corporation

Keynote Europe Limited, a corporation organized under the laws of the England

OnDevice Acquisition Corporation, a Delaware corporation

NetMechanic, Inc., a Delaware corporation

Keynote Canada, a corporation organized under the laws of Canada

NetRaker Corporation

Hudson Williams, Inc.

Vividence Corporation